Exhibit 10.25

October 1, 2002

Jean-Louis Gassée

Re:	Termination of Employment & Severance Offer

Dear Jean-Louis,

This letter confirms your agreement with Computer Access Technology Corporation (“CATC” or the “Company”) concerning your resignation from the Company.

Resignation.

The Company hereby acknowledges your resignation as the Company’s President and CEO effective as of October 1, 2002 (the “Resignation Date”). In addition, this confirms your resignation as director of the Company’s Board of Directors and as director or each of its wholly owned subsidiaries, CATC UK and CATC Israel. In accordance with your termination of employment, enclosed and as follows, is information and materials we hope will assist you with your transition to other opportunities.

Final Pay, Benefits & Exit Procedures.

•
In the final paycheck you will receive today, you will be paid the gross amount of $3,781.25 which includes all salary, any accrued unused vacation earned through the Termination Date, and all ESPP contributions to date, if any. The net amount of your final paycheck will be the gross amount less all applicable withholdings.

•
Except to the extent you accept the Severance Offer set forth below, your participation in all employee benefits plans and programs ends on the Termination Date; provided, however, your participation in the Company’s group health plans will terminate on the last day of the calendar month in which your employment terminates, in this case, October 31, 2002.

•
You need to collect and remove all of your personal belongings from the office immediately. If you prefer, the Company will be happy to arrange for a mutually convenient time after business hours to allow you to remove your personal belongings.

•	You must immediately return to the Company all items of property provided by the Company for your use during your employment.

Jean-Louis Gassée	October 1, 2002

•
You must return all Company documents in your possession or under your control which you created or received during your employment except personal copies of documents evidencing your hire, compensation, benefits and stock options and your Employment Agreement (a copy of which is attached), under which you have other continuing post-termination obligations.

Severance Offer.

In order to resolve any issues relating to your employment and resignation, CATC offers you the severance offer described below. To accept this offer, you must acknowledge, agree to and accept the terms of Section 2, below, and those terms must become enforceable pursuant to Section 2.9, below. If you accept these terms and they become enforceable, the Severance Offer set forth below will become our Severance Agreement.

1.	CATC.

1.1    Severance Payments.    Subject to the provisions of Section 2.5, below, CATC agrees and represents that within ten (10) business days after it receives this Severance Agreement which bears your original signature, CATC shall commence paying you in semi-monthly installments the amount of $10,416.67, less all applicable withholdings including, but not limited to, normal payroll taxes (each payment, a “Severance Payment”). Notwithstanding the foregoing, the amount of each Severance Payment may be reduced in the event you choose to revoke your release of claims under the ADEA in accordance with Section 2.9, below. CATC shall pay you Severance Payments until June 30, 2002. The first Severance Payment shall cover the period from October 2, 2002, to the most recent Company pay period end date depending on the date you sign this Severance Agreement and deliver it to CATC. The Severance Payments shall be paid by check that CATC will mail to you semi-monthly on the normal Company pay dates.

1.2    COBRA.    Provided that you timely execute and deliver this Severance Agreement and all documents necessary to continue your Company medical, dental and vision benefits plans coverage under COBRA, the Company shall pay on your behalf (and on behalf of your eligible dependants) COBRA premium expenses under the current Company medical, dental and vision benefits plans. The Company shall pay such COBRA premium expenses until the earlier of (a) the date you first perform services for any person or entity as an employee, or (b) June 30, 2003. You agree to give the Company written notice within five (5) days of performing any such services.

1.3    Stock Options.    Vesting of all stock options granted to you by the Company shall cease on October 1, 2002. You acknowledge and agree that you must exercise your vested options, if any and to the extent you have not already done so, before expiration of your post-termination exercise period specified in your stock option agreement(s), and that it is your responsibility to timely and properly exercise those options or they will terminate and cannot be reinstated.

2.	You.

2.1    You agree and represent that:

2.1.1    You have received all salary earned by you, including all accrued unused vacation time and ESPP contributions, if any, through the Termination Date. You agree that prior to the execution of this Severance Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Severance Agreement.

Jean-Louis Gassée	October 1, 2002

2.1.2    You understand that, even if you do not sign this Severance Agreement, you are bound by, and have continuing obligations under, the Employment Agreement signed by you in connection with your employment, a copy of which is enclosed for your information, including but not limited to, the obligation (i) to maintain in confidence the proprietary information and trade secrets of the Company, and (ii) not to use or misappropriate for yourself or any other person or entity any Company proprietary information or trade secrets. For purposes of this Severance Agreement, the terms “proprietary information” and “trade secrets” include, but are not limited to, customer identities, pending transactions or other customer information.

2.1.3    You have returned to the Company all items of property paid for and/or provided by the Company for your use during your employment with the Company including, but not limited to, any laptops, computer and office equipment, software programs, cell phones, pagers, access cards and keys, credit and calling cards.

2.1.4    You have returned to the Company all documents (electronic and paper) which you created or received during your employment with the Company, and you have not retained any such documents, except personal copies of (i) documents evidencing your hire, compensation, benefits and termination (including this letter); (ii) any materials distributed generally to stockholders of the Company, and (iii) your copy of the Employment Agreement.

2.1.5    You shall submit a final request for reimbursement of reasonable and necessary business, travel and entertainment expenses which you actually incurred in the course and scope of your employment with the Company within (7) days of Resignation Date and you acknowledge and agree that the Company may audit all expenses charged to the corporate credit card or claimed on any expense reimbursement form to verify that they are legitimate business expenses.

2.1.6    You have informed the management of the Company of, and have provided management with, all information and documents concerning your work in progress as of the Termination Date.

2.2    You waive and release and promise never to assert any claims or causes of action, whether or not now known, against CATC or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any act, event or omission prior to the effective date of this Severance Agreement (pursuant to Section 2.9, below), including but not limited to, any matter arising out of or connected with your hire or employment with CATC or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, race, national origin, disability or on any other basis, under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the California Labor Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, each, as amended, and all other laws and regulations relating to employment, including any and all analogous state or federal statutes or regulations, except any claims you may have for:

2.2.1    unemployment or any state disability insurance benefits pursuant to the terms of applicable California law;

2.2.2    workers’ compensation insurance benefits pursuant to Division 4 of the California Labor Code under the terms of any the Company worker’s compensation insurance policy or fund;

Jean-Louis Gassée	October 1, 2002

2.2.3    continued participation in the Company’s group health benefit plans pursuant to the terms and conditions of the federal law known as COBRA;

2.2.4.    any benefit entitlements vested as the Termination Date, pursuant to written terms of any Company employee benefit plan; and

2.2.5.    stock and stock options pursuant to the terms of existing stock option, stock purchase, and/or stock issuance agreement(s) and any addenda or waivers thereto, existing as of the Termination Date between you and the Company.

You also expressly waive and release any and all rights and benefits conferred upon you under Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor (i.e., you) does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor (i.e., the Company).

You agree and understand that if, hereafter, you or your attorneys discover facts different from or in addition to those which you now know or believe to be true, that the waivers of this Section 2.2. shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

2.3    Nothing contained in this Severance Agreement shall constitute or be treated as an admission by you or by CATC, or any current or former employee of CATC, of liability, or any wrongdoing, or of any violation of law.

2.4    You agree that you will not make any negative or disparaging statements or comments, either as fact or as opinion, about CATC, including but not limited to its employees, officers, directors, products or services, operations, performance and other similar information concerning CATC.

2.5    You acknowledge and agree that in the event you directly or indirectly provide any advice or perform any services of any kind or nature whatsoever for any direct or indirect competitor of CATC between October 1, 2002 and June 30, 2003, CATC may immediately discontinue payment of all Severance Payments and COBRA premium payments set forth in Sections 1.1 and 1.2, above. Notwithstanding any other remedies that CATC may have at law or in equity, you furthermore agree that in the event CATC pays any Severance Payments or COBRA premiums to you or on your behalf after you first provide advice or perform services described in the previous sentence, you will immediately and unconditionally repay all such Severance Payments and COBRA premium payments to CATC.

2.6    You acknowledge and agree that except as authorized by law and except for claims you alone may assert in accordance with Section 2.2 above, you will not counsel, advise, assist, or otherwise encourage any other person or entity to negotiate, file suit, assert a claim, cause of action, or any other demand against, or cause an investigation of, CATC or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, in any manner whatsoever.

2.7    You agree that for two (2) years following the date of this Severance Agreement, you will not, at any time for any reason, directly or indirectly, take any of the following actions: (a) solicit or divert any business, clients or customers made known to you during your employment with the Company away from the Company; or (b) solicit any person in the employment of the Company and/or its controlled affiliates to (i) terminate such employment and/or (ii) accept employment, or enter into

Jean-Louis Gassée	October 1, 2002

any consulting arrangement, with any person or entity other than the Company and/or its controlled affiliates.

2.8    You agree that you will not disclose to any other person the fact or terms of this Severance Agreement, except that you may disclose such information to your spouse, or to your attorney or accountant in order for such individuals to render services to you, provided that they agree to keep confidential and not disclose the facts and terms of this Severance Agreement.

2.9    You acknowledge that you have up to twenty-one (21) days after receipt of this Severance Agreement within which to review it and decide whether or not to sign it. Prior to signing this Severance Agreement, you should discuss it with an attorney of your own choosing. You also understand that, for the period of seven (7) days after the date you sign this Severance Agreement, you may revoke it but only as to claims under the Age Discrimination in Employment Act (“ADEA”), in which case this letter will remain effective and enforceable as our Severance Agreement in all other respects but you will receive an amount which is equal to 35% less than the amount indicated in Section 1, above. (For example, if the Severance Payment amount would otherwise be $1,000 under Section 1 above, you would instead receive $650.00). You understand that if you wish to revoke this Severance Agreement as to claims under the ADEA, you must deliver written notice of your revocation, no later than the seventh day after you signed this letter, to:

Corporate Counsel
Computer Access Technology Corporation
2403 Walsh Avenue
Santa Clara, CA 95051-1302
Facsimile: (408) 727-6222

Except as to your right to revoke acceptance of this Severance Agreement as to claims under the ADEA as set forth above, this Severance Agreement will become effective and enforceable immediately on your execution and delivery of it to CATC. This Severance Agreement shall become effective and enforceable in connection with all claims under the ADEA on the eighth day after you have signed it, provided that you have delivered it to the Company and you have not provided the Company with written notice of revocation of your acceptance.

2.10    You and CATC agree that any controversy involving the construction or application of any terms, covenants or conditions of this Severance Agreement, or any claims arising out of or relating to this Severance Agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Santa Clara County, California in accordance with the commercial dispute resolution rules of the American Arbitration Association. All reasonable fees and cost associated with the arbitration, along with the prevailing parties reasonable legal fees, will be paid by the non-prevailing party.

2.11    You agree that except as expressly provided in this Severance Agreement and except for any debt or promissory note obligations you owe to the Company, this Severance Agreement renders null and void any and all prior agreements, written or otherwise, between you and CATC. This letter shall constitute the full and complete agreement between you and CATC regarding the subject matters covered.

If you accept the terms of the Severance Agreement, please indicate your agreement and

Jean-Louis Gassée	October 1, 2002

acceptance by signing below on the enclosed copy of this letter and returning that signed copy to Paul Katawicz, Corporate Counsel and Contracts Manager.

Sincerely,

Dan Wilnai Chairman of the Board

I HAVE READ THE SEVERANCE OFFER SECTION OF THIS SEVERANCE AGREEMENT, I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS; I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING BEFORE SIGNING BELOW AND I ACKNOWLEDGE THAT I HAVE BEEN ENCOURAGED TO CONSULT WITH SUCH AN ATTORNEY. I SIGN THIS LETTER VOLUNTARILY, WITH FULL APPRECIATION THAT AT NO TIME IN THE FUTURE MAY I PURSUE ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED HEREIN.

Dated: , 2002

Jean-Louis Gassée